Exhibit 99.1

 FOR IMMEDIATE RELEASE

Avistar Contacts:

John Carlson

+1 650-525-3365

jcarlson@avistar.com

Judy Curtis

 SIPR

+1 650-274-1509

judy@SIPR.com

RADVISION Contacts:

Tsipi Kagan

Chief Financial Officer

+1 203-689-6340

cfo@radvision.com

June Filingeri

Comm-Partners LLC

+1 203-972-0186

junefil@optonline.net

AVISTAR AND RADVISION ANNOUNCE PATENT LICENSE AGREEMENT

SAN MATEO, CA and TEL AVIV, June 28, 2007 – Avistar Communications Corp. (NASDAQ: AVSR), a desktop video collaboration platform provider, and RADVISION® Ltd. (NASDAQ: RVSN), a leading provider of video network infrastructure and developer tools for unified visual communications, today announced that they have entered into an agreement to cross license their patent portfolios.

Under the license agreement, Avistar UK, a wholly owned subsidiary of Avistar Communications Corp., has granted RADVISION a non-exclusive worldwide patent license to all of Avistar’s patents for the field of videoconferencing according to Avistar’s standard terms and conditions. RADVISION, in turn, has granted Avistar a license to all of RADVISION’s patents in the same field.  As part of the agreement, RADVISION will make a one-time payment to Avistar UK of approximately $4.0 million.

“This agreement gives both RADVISION and Avistar the opportunity to leverage each other’s intellectual property to further develop the usage and adoption of visual communications into the daily workflow, long a goal of Avistar,” said Gerald J. Burnett, Chairman and CEO of Avistar. “Additionally, we welcome the opportunity to mutually explore the incorporation of RADVISION’s infrastructure into our product offerings.”

Boaz Raviv, Chief Executive Officer of RADVISION, stated:  “We are pleased that our licensing discussions with Avistar have opened the door to potential new opportunities for both of our companies.”

About Avistar Communications Corporation

Avistar develops, markets, and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS™ software. From the desktop, Avistar delivers business-quality video calling, recording, publishing to web and e-mails, video-on-demand, broadcast origination and distribution, and document sharing.  Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in San Mateo, California, with offices in New York and London. Avistar’s technology is used in more than 40 countries.

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar Communications Corporation, holds a current portfolio of 76 patents for inventions in the primary areas of video and network technology. CPI pursues patents for presence-based interactions, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a service-rich video network architecture to support Avistar’s product suite and customers. CPI offers licenses to its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries. Current licensees include Sony Corporation, Polycom, Inc., Tandberg ASA and Emblaze-VCON.

For more information, visit www.avistar.com and www.collabprop.com.

About RADVISION

RADVISION (NASDAQ: RVSN) is the industry’s leading provider of market-proven products and technologies for unified visual communications over IP, 3G and IMS networks. With its complete set of standards-based video networking infrastructure and developer toolkits for voice, video, data and wireless communications, RADVISION is driving the unified communications evolution by combining the power of video, voice, data and wireless – for high definition video conferencing systems, innovative converged mobile services, and highly scalable video-enabled desktop platforms on IP, 3G and emerging next-generation IMS networks. For more information about RADVISION, visit www.radvision.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties, including statements regarding the usage and adoption of visual communications into the daily workflow, the incorporation of RADVISION’s infrastructure into Avistar’s product offerings and potential new opportunities for Avistar and RADVISION. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, general business conditions in the industry, changes in demand for products, changes in the technology or business direction of the two companies, the timing and amount or cancellation of orders and other risks detailed from time to time in RADVISION’s and Avistar’s filings with the Securities Exchange Commission, including RADVISION’s Form 20-F Annual Report and Avistar’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statement.

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Copyright (c) 2007 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation. Other company, product or service names may be trademarks or service marks of others.